Exhibit 99.2

MariMed Inc.

Fourth Quarter 2020 Financial Results Conference Call

Event Date/Time: March 24, 2021 — 8:30 a.m. E.T.

Length: 27 minutes

Corporate participants

Bob Fireman

MariMed Inc. — Founder & Chief Executive Officer

Jon Levine

MariMed Inc. — Founder & Chief Financial Officer

Conference Call Participants

Russell Stanley

Beacon Securities — Analyst

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PRESENTATION

Operator

Good morning and welcome to the MariMed Inc. Fourth Quarter and Year-End 2020 Earnings Call.

With us on today’s call are Bob Fireman, CEO of MariMed, and Jon Levine, MariMed’s Chief Financial Officer.

Today, management will review the highlights and financial results of the fourth quarter and year-end, as well as recent developments, and a business and operational update.

Following managements prepared remarks, there will be a Q&A session. During the Q&A portion of today’s call, we ask that you kindly limit yourself to one question and one follow-up.

A reminder that today’s conference is being recorded.

I would also like to remind everyone that during today’s call, management will discuss the business outlook and make forward-looking statements. Actual events or results could differ materially due to a number of risks and uncertainties, including those mentioned in the filings with the SEC. These comments are made based on predictions and expectations as of today, and other than as required by applicable securities laws, the Company does not assume any obligation to update or revise them to reflect new events or circumstances.

Now at this time, it is my pleasure to introduce Bob Fireman, MariMed’s CEO. Bob, the floor is yours.

Bob Fireman — Founder & Chief Executive Officer, MariMed Inc.

Thank you, Operator, and thank you to everyone joining us on the call today. I’d like to start with selected highlights of our Q4 and fiscal 2020 performance, and then provide an update on the continued execution of our growth strategy and recent company developments. After that I’ll pass the line to Jon to review our financial results in more detail and to provide 2021 revenue and earnings guidance.

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2020 was a transformative year for MariMed. The execution of key elements of the Company’s strategic consolidation plan produced record revenue and earnings. Our cannabis business platform is well positioned for continued corporate growth and success in 2021 and beyond.

It was also a good year for the cannabis industry in general. Notwithstanding the backdrop of the COVID-19 pandemic, where millions of people and small businesses faced many challenges, the cannabis industry thrived in 2020. The industry was deemed essential during this difficult time and flourished in an environment where many people were forced to remain home and have limited social interaction.

To help meet the challenges of the pandemic, our company took actions to enhance the efficiency and workflow of our operating business units. With limited staff and cautious customers, we implemented curbside and home delivery services. It has been remarkable to see the team develop and execute protocols to protect the safety of our employees and customers, while expanding operations and increasing sales. I am incredibly proud of these teams and thank them all for their dedication and commitment to the success of our company.

During 2020, MariMed worked diligently to focus on its core cannabis business and valuable licences we developed in multiple states. It was our goal to implement our consolidation strategy and reestablish the Company’s image as a vertically integrated seed-to-sale profitable multistate operator.

I am pleased to report that we are well on our way to achieving these goals. The consolidation of Massachusetts and our Illinois businesses were an important first step in the execution of our strategy. The revenue and earnings from these top-industry states, with both adult-use and medical cannabis programs, is now reflected in our 2020 results.

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We continue to work to consolidate our managed clients and their businesses we have organically developed in other states. In the interim, under our management, these businesses continue to have sustained revenue growth, which in turn increases MariMed’s revenue from management fees, percentage rents, supplies, and brand licensing fees.

I am pleased to report that we achieved record revenue in Q4 and for the fiscal year 2020 in our core cannabis business. Our Q4 revenue increased 292 percent to $20.4 million, compared to $5.2 million for the Q4 2019, and fiscal year revenues increased 270 percent to $50.9 million, compared to $16.6 million for the fiscal 2019.

Our EBITDA for 2020 improved by $33.6 million to $16.3 million, compared to an EBITDA loss of $17.3 million in 2019.

I am thrilled with our performance in 2020, and very excited to continue to build off this momentum as we move through 2021.

On the strength of our increasing revenues and earnings, we successfully restructured and retired some of our short-term debt and negotiated short-term debt to long-term debt. These actions significantly strengthened our liquidity and balance sheet.

To improve our financial health even more, in March of 2021, MariMed closed a $46 million equity financing with Hadron Healthcare Master Fund. This new funding will be used to repay debt, expand existing operations, and to complete our consolidation strategy to acquire other state cannabis businesses.

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During 2020, MariMed opened three new adult-use cannabis dispensaries in Illinois, with a fourth currently under development. In Massachusetts, our Middleborough Panacea Wellness dispensary opened under a medical cannabis program and added adult-use in September, with two additional licensed dispensaries under development. These stores are generating significant revenue that will continue to increase through 2021.

In addition, we commenced the expansion of our cannabis facility’s cultivation capacity in Massachusetts, Maryland, and Delaware. We plan to add more canopy, new GMP-compliant kitchens, additional testing equipment, and new automated technology to increase volume and quality, while lowering our production costs.

MariMed’s proprietary brands of cannabis products continue to be leaders in their respective markets during 2020. Betty’s Eddies fruit chews continues to win awards as one of the most popular and top-selling products in the country. Our Nature’s Heritage branded flower and concentrates are performing exceptionally well in Massachusetts and Maryland. In the Massachusetts wholesale market this year, we launched our own Kalm Fusion and Bourne Baked Goods brand, along with our partner brand Tropizen Pique, a popular Caribbean infused hot sauce, and Tikun Olam, the world-renowned cannabis genetics from Israel. We are poised to license our brands in other states to qualified companies that share our values on best practices and consistent quality.

While we are delighted to report on the success of our revenue, earnings, and performing assets, it’s important to note MariMed’s commitment to best corporate practices, supporting environmental safety, diversity and social justice, and fair governance. It is important to MariMed, and we are building consensus within our organization with shared mission, vision, and values. Our leadership is committed to best practices to create a culture and working environment for our employees, and I look forward to updating you as we execute on these initiatives.

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Human capital is the core asset of our company. We strive to create opportunities for learning and growth concurrent with recognition, reward, and support of our team.

MariMed also strives to stay on the leading edge of science and innovation. We are thrilled to see US colleges and universities beginning cannabis curriculum and supporting initial research. The cannabis industry must turn some of the stories of people getting relief from cannabis into peer review trials and research.

With a new political environment in Washington, we expect the cannabis industry to continue to thrive going forward. The SAFE Banking Act will allow more conventional banking, include credit and financing, which will help cannabis companies in so many ways. These positives have created a huge amount of interest in the cannabis industry from potential new investors. New capital is coming into the cannabis industry at more reasonable rates.

As good as 2020 was in terms of the increased revenue and earnings, in our opinion, it only set the table for 2021 and beyond. We executed on our plan and have ended the year in a strong position, with our facilities now ramping to full capacity.

Looking ahead to 2021, we plan to accelerate our growth through several avenues. We will further expand our footprint in key states with our plans to identify and open two new dispensaries in Massachusetts, serving both the medical and adult-use market, as well as the fourth dispensary in Illinois. We further plan to expand the existing cultivation and processing facilities in Delaware. In Maryland, we intend to expand cultivation and processing capacity at our 180,000-square-foot facility in Hagerstown and to open a dispensary in Anne Arundel County.

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In the branded products market, we plan to launch additional infused and innovative cannabis products in our existing states as well as other states, as we work to expand our brand licensing revenue and meet the growing demand of cannabis consumers.

We are at an exciting inflection point in our company’s history, with a strong platform of assets poised for continued growth. We are confident that as we continue to execute our strategy and expand our revenues and earnings base, we will drive strong value creation for our shareholders.

Given the strength of our operations and strong full year 2020 results, we are delighted to be initiating first-time guidance today for the full year 2021 revenue and EBITDA performance.

So far, 2021 is shaping up to be a strong year for MariMed. I look forward to updating you on our progress in Q1.

Now, I pass the call on to Jon Levine who will review the financial results and provide our financial guidance for 2021. Jon, take it away.

Jon Levine — Founder & Chief Financial Officer, MariMed Inc.

Thank you, Bob, and good morning, everybody. Today I’ll provide you with a brief overview of our fourth quarter and fiscal 2020 financial results, as well as a 2021 revenue and earnings guidance.

I’d like to remind everyone that for comparative purposes in the following remarks, the results for the 3 months and 12 months ended 12/31/2019 have been adjusted to eliminate the impact from the one-time sale of hemp seeds during the comparative period of 2019 in order to present a meaningful comparison. After removing these items, the resulting numbers may commentarially (phon) relate to the Company’s ongoing core business.

During Q4 2020, our core cannabis business revenues increased 292 percent to $20.4 million, compared to $5.2 million in the same period of 2019. The primary drivers of the revenue growth for the quarter were consolidation of the Company’s licensed cannabis clients in Illinois and Massachusetts, as well as the expansion of adult-use market in those states.

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Specifically, the 2020 performance reflects the results of the Illinois consolidation for the full year of 2020 of two dispensaries, with a third coming on board in Q3. The existing two dispensaries in Anna and Harrisburg saw a revenue increase during 2020 with the introduction of adult-use in the state, effective January 1, 2020.

In Massachusetts, the New Bedford cultivation and processing facility reached full production by Q3 2020, which led to increased revenue. In addition, the Company’s Middleborough dispensary was approved for adult-use in September 2020, which resulted in increased revenues in Q4 and for the year, compared to 2019.

Gross profit on core cannabis revenues increased by 377 percent to $13.4 million for Q4 2020, compared to $2.8 million for the same period in 2019.

Operating expenses for the fourth quarter of 2020 were $3.6 million, compared to $21.4 million in the same period of 2019. The decrease was largely a result of write-downs in 2019 of certain assets related to the core cannabis business, totalling $17.1 million. Excluding these one-time items in 2019, the operating expenses relating to the core cannabis business were down in 2020 due to the lower G&A cost in the quarter, which was slightly offset by the increased costs, primarily as a result of the consolidation of the Illinois and Massachusetts operations.

The impact from the factors mentioned above resulted in an EBITDA for the fourth quarter in 2020 of $7.7 million, compared with an EBITDA loss of $16 million for the same period in 2019.

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For the year ended 12/31/2020, core cannabis revenue increased 207 percent to $50.9 million, compared with $16.6 million for the same period in 2019. The increase was primarily due to consolidation of Illinois and Massachusetts, as well as the growth of adult programs in both states.

Gross profits for the year ended 12/31/2020 was $33.1 million, compared with $10.5 million for the same period in 2019. As a percentage of revenue, gross margins grew to 65 percent in 2020, compared to 63 percent in 2019.

Operating expenses for the year were $16.8 million, compared with $31.2 million for the same period in 2019. The 2019 operating expenses, excluding write-downs related to certain non-performing investments relating to the core cannabis business, totalling $18.1 million. Excluding these one-off items in 2019, operating expenses increased as a result of consolidation of the Illinois and Massachusetts operations.

Full year 2020 EBITDA was $16.3 million, compared with an EBITDA loss of $17.3 million in 2019. As a reminder, the impact of the one-time hemp seed sale has been removed from the 2019 number. This represents a $33.6 million improvement in 2020, compared with the 2019 apples-to-apples basis.

Now turning to our balance sheet. Like Bob has mentioned, we took several steps during 2020 to bolster our short-term liquidity, including disciplined management of both working capital and expenses. We restructured terms of certain of our notes payable, reducing the total outstanding, as well as reducing the cost of borrowed funds. As a result, at 12/31/2020, the Company had negative working capital of $2.2 million, a significant improvement from our negative working capital of $29.3 million at 12/31/2019.

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For the year-end December 31, 2020, the Company’s operating activities provided positive cash flow of approximately $3.4 million, compared to approximately $24.1 million negative cash flow attributed to the operating activities in fiscal year 2019.

The closing of the Hadron finance commitment of $46 million subsequent to year-end further served to improve liquidity and strengthen our balance sheet. With the first Hadron tranche of $23 million, we repaid substantially all of the Company’s long-term debt, other than mortgage-backed loans and one convertible note. As a result, the annual cash savings in interest expense will total in excess of $2 million. The $23 million also includes approximately $7 million that will be used to fund an upgrade expansion of MariMed’s owned and managed cannabis facilities previously outlined. The balance of the $46 million commitment will be used to complete the consolidation of other states’ cannabis businesses in accordance with our strategic growth plan.

For further information of our financial and operating performance, I encourage you to view the Company’s Annual Report of Form 10-K for the year-end 12/31/2020, which is available at www.sec.gov.

As a result of the strong performance in 2020 and the growth drivers and upcoming catalysts Bob discussed, MariMed is providing full year 2021 revenue guidance of $100 million and an EBITDA guidance of $30 million. We will provide quarterly updates on the guidance throughout the year.

We will continue to execute our strategy, plans, and our confident that 2021 will continue to deliver the positive momentum we have seen MariMed revenue and earnings.

This concludes the prepared remarks. Now I’d like to open the call for questions. Operator, please go ahead.

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Q&A

Operator

Thank you. Ladies and gentlemen, we will now begin the question-and-answer session. Should you have a question, please press the *, followed by the 1 on your touch-tone phone. You will hear a three-tone prompt acknowledging your request. If you are on a speakerphone, please lift the handset before pressing any keys. A reminder to please limit yourself to one question and one follow-up. One moment, please.

First question comes from Russell Stanley at Beacon Securities. Please go ahead.

Russell Stanley — Beacon Securities

Good morning and congratulations on introducing 2021 guidance. First question there, just wondering around the implied EBITDA margins. They look I guess somewhat conservative against recent numbers. I guess, what are your thoughts behind that? Is there upside to that number? Or are there reasons to believe that those margins may see some improvement in 2021?

Bob Fireman

Jon? Thank you, Russell. So, Russell, I think the guidance we have is what we believe are on a path with, with not much additional change to the Company. We should surpass it when we open the additional dispensaries and we make any additional consolidation. Being our first guidance, we wanted to be real conservative, but I think showing that we are predicting doubling 2020 I thought was a good indication of telling our shareholders in the market that we’re heading in a great direction.

Jon Levine

In addition, Russell, as Bob had stated, the conservative approach on the revenue and margin. I feel that we’ll succeed on bypassing both in the growth of the Q4 and further quarters beyond, we will see those numbers achievable and exceed.

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Russell Stanley

Right. Thanks on that. And maybe just my follow-up relates to Illinois and your dispensaries there. I’m wondering if you can, given their geographical case, I’m wondering if you could comment I guess as to what share of revenue’s coming from out of state, the customers. And secondarily, if I could tack it on, what you’re seeing with regards to product supply, given the shortages that we saw through most of 2020. Thank you.

Jon Levine

I believe that you’re speaking about Illinois. Mari Illinois operations, I do not have those numbers in front of us in terms of out of state, in state. I’ll be happy to provide them if you’d like in the future if you just send us a message.

However, the inventory supply, we have been very fortunate with working with the vendors that are the producers and growers in Illinois to maintain a steady level of inventory through the tight times. And with our fourth dispensary opening up shortly, we’ve already got a commitment from the vendors to help supply that additional dispensary with adequate supply.

As for Massachusetts, the majority of our customers are within state and we’re hoping as the summertime comes that more people will hear about our dispensary and pick up a lot of tourists.

Bob Fireman

And also, just to enhance Jon, I mean, we positioned our dispensaries in the southern part of Illinois, and we are drawing people from Indiana, Kentucky, and Missouri. The new one in Metropolis is on the river across from Kentucky, and the influx into Illinois has been significant.

However, they’re all well positioned on major highways, and we get a very big draw from Illinois residents as well.

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Russell Stanley

Excellent. Thanks for the colour.

Bob Fireman

Thank you for the question. Hope to see you soon.

Operator

Ladies and gentlemen, as a reminder, if you have any questions, please press *, 1 now.

Ladies and gentlemen, this concludes today’s Q&A session. I will now turn it back over for closing comments.

Bob Fireman

So I’d like to thank everyone again for joining us on the call today and for your continued interest in MariMed. We look forward to updating you on our continued progress.

As we head into 2021 with so much possibility and hope ahead, on behalf of the entire MariMed leadership team, we want to wish everyone good health and wellness. Thank you all for participating today and following our company and have a great day.

Operator

Thank you, ladies and gentlemen, this concludes your conference call for today. We thank you for participating and ask that you please disconnect your lines. Enjoy the rest of your day.

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